Exhibit 99.1

PRESS RELEASE

Mellanox Technologies, Ltd.

Press/Media Contact

Allyson Scott

McGrath/Power Public Relations and Communications

+1-408-727-0351

allysonscott@mcgrathpower.com

USA Investor Contact

Gwyn Lauber

Mellanox Technologies

+1-408-916-0012

gwyn@mellanox.com

Israel PR Contact

Sharon Levin

Gelbart Kahana Investor Relations

+972-3-6070567

sharonl@gk-biz.com

Mellanox Announces Retirement of Roni Ashuri and Shai Cohen

Succession Plan in Place to Ensure Seamless Transition

SUNNYVALE, CA and YOKNEAM, ISRAEL — April 21, 2015 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of high-performance, end-to-end interconnect solutions, today announced that Roni Ashuri, Senior Vice President of Engineering, and Shai Cohen, Chief Operating Officer, have indicated their intentions to retire to spend more time with their families. Both Mr. Ashuri and Mr. Cohen helped co-found Mellanox and have served as officers of the Company since its formation in May 1999. Mr. Ashuri’s and Mr. Cohen’s day-to-day employment with the Company will continue into the fourth quarter of 2015 as part of an orderly transition process.

“I am sad to see my close friends, partners and co-founders of Mellanox retire. It has been a pleasure and honor to work with Roni and Shai for the past 16 years since the inception of Mellanox, and together, build an amazing team and company that has quickly become a leader in the industry. Roni and Shai will stay with the Company and work on the transition plan for the next two quarters,” said Eyal Waldman, President and CEO, Mellanox Technologies. “On behalf of Mellanox, I would like to thank Roni and Shai for their leadership and significant contributions to help build Mellanox into a highly successful, worldwide company. We wish them well in their upcoming retirement.”

“I am very proud of what this company has accomplished over the past 16 years, and to have been part of a team that has produced such groundbreaking products at the highest levels of quality time after time. I can’t thank Eyal, Shai and all of the employees enough for their vision and all of their hard work and passion. Because of everyone’s efforts, Mellanox is in a great position in the market. Although I look forward to retirement, I will certainly miss being a part of such a great team,” said Roni Ashuri.

“To watch what we started become a worldwide company with cutting-edge products that so many industries have come to rely on has been an unbelievable experience. It has been an honor to work side by side with Eyal, Roni, and the whole Mellanox team to build a company that we all can be very proud of. I will miss the thrill of working for such a passionate company, and while I’m home or away traveling I look forward to following its many more accomplishments to come,” said Shai Cohen.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software, cables and silicon that accelerate application runtime and maximize business results for a wide range of markets including high-performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at http://www.mellanox.com.

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Mellanox is a registered trademarks of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.